EXHIBIT 99.2

                        JAMES N. BARBER
                        Attorney at Law
                  Fourth Floor, Bank One Tower
                        50 West Broadway
Telephone: (801) 364-6500Salt Lake City, UT 84111 Fax: (801) 364-3406
_____________________________________________________________________

                           April 5, 1999

Board of Directors
K.H.F. Restaurants
10271 South 1300 East, Suite 133
Sandy, UT 84094

Interwest Transfer Company, Inc
1981 East 4800 South
Salt Lake City, UT 84117

         Re: Regulation D offering/K.H.F. Restaurants

Dear Interested Persons

         This letter is in response to your request that I render an opinion as to whether the offer and sale of not less than 100,000 nor more than 1,000,000 common shares of K.H.F. Restaurants at an offering price of Ten Cents ($. 10) per share, a portion of which have already been sold, has been and will be exempt from registration under 3(b) of the Securities Act of 1933, as amended (the "Act") and Rule 504 of Regulation D promulgated thereunder. In order to arrive at an opinion on this issue I have examined the following documents.

         I The Articles of Incorporation and By-Laws of the corporation.

         2. A document entitled Offering Memorandum dated April 5, 1998 and a similar document issued last September which related to the same underwriting but described a different business purpose.

         3. The form of subscription Agreement employed in connection with the underwriting.

         4. A list of sixteen (16) persons who have already purchased 160,000 shares in this offering at a total purchase price of $1,6,000.

         5. A certificate of corporate resolution authorizing the sale of unregistered shares in reliance on the exemption from registration provided by Rule 504 of Regulation D under the Securities Act of 1933


K.H.F. Restaurants, Inc.
Interwest Transfer Company, Inc
April 5, 1999
Page 2

         for the purpose of funding the initial aspects of the Company's business plan.

         6, Audited financial statements K.H.F. Restaurants as of September 30, 1998

         7. A copy of a Form D by which the Company reported the sale of 100,000 common shares of the Company to ten persons for gross consideration of $10,000 which has been transmitted to the SEC by my office in accordance with Rule 503 of Regulation D.

          As is implied by the existence of two prospectuses referred to in numbered paragraph 2 above, the offer of the shares covered by this opinion was initiated during September of 1998 to raise money to fund acquisition and development of a chain of restaurants featuring Mexican American cuisine. After the minimum required shares had been sold, and the proceeds cleared, an opportunity presented itself to acquire Circa 65, a graphic arts and website production company. Management was impressed that Circa 65 presented a more attractive business opportunity than did K.H.F. Restaurants. Accordingly, a resolution was adopted to change the company's business plan.

          Since the minimum shares offered in reliance on the K.H.F. business plan had already been sold, counsel advised the Company to amend its prospectus to omit information about the K.H.F. Restaurants business and replace it with information related to Circa 65, notify each subscriber of the intended change and deliver to each a copy of the amended prospectus, and obtain new subscription agreements to insure that the investor's decision to invest in the Company was made with knowledge of its new business plan and that the acquiesced in the change. This was done with the result that each purchaser of the shares to which this opinion relates has been advised of and approved the change in the issuer's contemplated business plan and amended use of the proceeds of the underwriting.

          It is my opinion, based on my examination of the foregoing documents, that the offer and sale of up to 1,000,000 common shares of K.H.F. Restaurants, 160,000 of which have already been sold, has been, and will be exempt from the registration requirements of Section 5 of the Securities Act of 1933 on the basis of 3(b) of the Act and Rule 504 of Regulation D promulgated thereunder, which exempts from registration small offerings of securities completed in accordance with the restrictions set forth in that Rule. Among the facts on which I have based this opinion are the following.

          1. 1 have confirmed today, by accessing the SEC's EDGAR Database on the Internet, that K.H.F. Restaurants is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. K.H.F. Restaurants is a Nevada corporation formed in 1998 for the purpose of



K.H.F. Restaurants, Inc.
Interwest Transfer Company, Inc.
April 5, 1999
Page 3

acquiring and operating a series of restaurants featuring Mexican-American cuisine located at or near massive multiplex theater complexes and super malls, and to fund research into the establishment of a catering division which will operate central kitchens to prepare food for the Company's retail outlets and other venders and users. In light of the well-developed business plan on which the Company is operating, and to which it intends to devote the proceeds of this underwriting, it is my opinion that the offer and sale of these securities will not run afoul of any of the limitations of Rule 504(a) prohibiting reliance on the 504 exemption by blind pool or blank check companies.

         2. In order to be exempt under Regulation D, Rule 504 offerings must be made in accordance with the provisions of Rules 501 and 502 of the Regulation. I have carefully examined the content of both those Rules in light of the information contained in the corporate documents regarding K.H.F. Restaurants which are described above, and my conversations with management. In my opinion, the offer and sale of securities to which this opinion relates has not and will not violate any of the provisions of either of those rules which is applicable to this offering. In that respect, I specifically note that though Rule 502(d) excludes sales of securities sold in reliance on Rule 504 from the information requirements applicable to sales of securities pursuant to other provisions of Regulation D, K.H.F. Restaurants is providing a detailed prospectus to purchasers of the shares sold and to be sold on this underwriting which details the Company's financing plans, its business, the proposed use of the proceeds of the underwriting, and financial statements as of September 30, 1998. It must also be noted that paragraph (b) of Rule 504 provides that the provisions of Rule 502(c) and 502(d) prohibiting general solicitation for subscriptions, and applying limitations on resale of shares issued in reliance on other provisions of Regulation D, does not apply to Rule 504 offerings.

         3.   The   aggregate  offering  price  of  securities  sold   in   this
underwriting will not exceed $ 100,000 if all the securities offered in the present underwriting are sold. That is a sum equal to only 10% of the $1 million permissible under paragraph (b)(2) of Rule 504. The financial statements provided to investors establish that K.H.F. Restaurants has not, since inception, engaged in any other sales of securities which must be aggregated with the shares sold in this offering in computing the market value of shares which may be sold in reliance on the Rule. The record is devoid of evidence that the Company has sold securities in violation of the Act. Hence, it is my opinion that the offering has not, and will not exceed the price limitation established by paragraph (b)(2) of Rule 504. In light of the foregoing, it is my opinion that the sales of the 160,000 shares which have already been sold, and the further sale of additional shares to a total of 1,000,000 common shares of the Company has not, and will not violate any provision of paragraph (b) of Rule 504.

         Additionally, K.H.F. Restaurants has complied with the requirements of Rule 503 of Regulation D by transmitting to the SEC a Notice of Sale on Form D, on or about on or about November 10,1998, within 15 days of confirmation of the clearance of the funds received for the first



K.H.F. Restaurants, Inc.
Interwest Transfer Company, Inc.
April 5, 1999
Page 4

shares sold on the underwriting. This initial Form D reflected the sale of $10,000 worth of shares to ten purchasers. I have instructed the issuer to file an additional Form D reflecting the total sales effected in reliance on Rule 504 once the offering has been completed.

         Rule 504 has been amended effective April 7, 1999 to require that shares sold in reliance on the exemption will be "restricted securities" subject to the resale limitations of SEC Rule 144 under the Securities Act unless shares are either registered or exempted under State Blue Sky laws containing certain specified provisions. It is my opinion that the sale of the shares to which this opinion relates was completed before April 7, 1999 and that, accordingly, their sale is subject to the provisions of Rule 504 and Regulation D before the Rule was amended. Any shares sold after April 7, 1999 would be subject to the Rule as amended.

         Based on all the foregoing, it is my opinion that K.H.F. Restaurants has complied and will My comply with the requirements of Rule 504 of Regulation D in the sale of up to 1,000,000 common shares of the corporation pursuant to the resolutions and the Offering Memorandum which I have reviewed. Under the provisions of Rule 502(d) prior to the April 7, 1999 amendment, there are no limitations on the resale of shares issued in reliance on Rule 504. Accordingly, it is my opinion that Interwest Transfer is at liberty, without violating or assisting in any violation of the Securities Act of 1933, to issue certificates representing all the shares which have been sold to date, together with the additional shares which are covered by this opinion, to the purchasers of the shares, as instructed by the Company, without any restrictive legend.

         If any of you have questions or comments about this opinion or the factual assertions on which it is based, please advise.

                                Very truly yours,


                                James N. Barber

JNB:du